                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               INTERLEAF, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                INTERLEAF, INC.
                                62 FOURTH AVENUE
                          WALTHAM, MASSACHUSETTS 02154
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                         TELEPHONE NO.: (617) 290-0710

     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 17, 1997


    You are hereby notified that a Special Meeting of Shareholders (the "Special Meeting") of Interleaf, Inc. (the "Company") will be held at the offices of Interleaf, Inc., 62 Fourth Avenue, Waltham, Massachusetts, on Wednesday, December 17, 1997 at 8:30 a.m., local time, to consider and act upon the following matters:

        1. To approve and reserve for issuance the shares of Common Stock issuable (i) upon the conversion of shares of the Company's 6% Convertible Preferred Stock issued in a September 1997 private placement, (ii) as dividends on the 6% Convertible Preferred Stock and (iii) in respect of related placement agent warrants, pursuant to the terms of the 6% Convertible Preferred Stock Investment Agreement dated as of September 30, 1997, a copy of which is attached as EXHIBIT 1.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on November 17, 1997 will be entitled to vote at the Special Meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,

                                          Craig Newfield, CLERK


Waltham, Massachusetts
November 21, 1997


WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE
COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                INTERLEAF, INC.
                                62 FOURTH AVENUE
                          WALTHAM, MASSACHUSETTS 02154


                       SOLICITATION AND VOTING OF PROXIES

                               DECEMBER 17, 1997

                                  INTRODUCTION


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Interleaf, Inc. (the "Company") for use at the Special Meeting of Shareholders to be held at the offices of the Company on Wednesday, December 17, 1997 at 8:30 a.m. and at any adjournment of that meeting (the "Special Meeting"). All proxies will be voted in accordance with the shareholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Special Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company, or by voting in person at the Special Meeting. It is expected that this proxy statement and accompanying proxy card will first be mailed to shareholders on or about November 21, 1997.


                       RECORD DATE AND VOTING SECURITIES


    The Board of Directors has fixed November 17, 1997 as the record date for determining shareholders who are entitled to vote at the Special Meeting. At the close of business on November 17, 1997 there were outstanding and entitled to vote 17,846,259 shares of common stock of the Company, $.01 par value per share ("Common Stock"), 861,911 shares of the Company's Senior Series B Convertible Preferred Stock, $.10 par value per share ("Series B Preferred Stock") and 1,013,928 shares of the Company's Series C Convertible Preferred Stock, $0.10 par value per share ("Series C Preferred Stock"). Series B Preferred Stock and Series C Preferred Stock are jointly referred to herein as the "Preferred Stock." At the Special Meeting each share of the Common Stock is entitled to one vote; each share of the Series B Preferred Stock is entitled to 1.34375 votes, and each share of the Series C Preferred Stock is entitled to 2 votes. Therefore the total number of votes eligible to be cast at the Special Meeting is 21,032,308.


    The Company's By-laws provide that a quorum consists of the representation in person or by proxy at a meeting of shareholders entitled to vote a majority of the votes that are entitled to be cast at the meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of abstentions and broker non-votes on proposals to be brought before the Special Meeting is discussed below.


    The affirmative vote of shares holding a majority of the votes of Common Stock and Preferred Stock represented, entitled to vote and voting at the Special Meeting is required to approve Proposal 1 in the accompanying Notice of Special Meeting ("Proposal 1") concerning the issuance of Common Stock pursuant to the private placement completed by the Company as of September 30, 1997 (the "1997 Private Placement") and to approve any other business which may properly be brought before the Special Meeting or any adjournment thereof. Pursuant to an agreement with The Nasdaq Stock Market, Inc. ("Nasdaq"), and under the terms of the 6% Convertible Preferred Stock Investment Agreement, the 6% Convertible Preferred Stock issued in the 1997 Private Placement is not entitled to vote on Proposal 1.


    Shares of Common Stock and Preferred Stock represented in person or by proxy at the Special Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Special Meeting) will be tabulated by the Clerk. Abstentions will be treated as shares that are present for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but which are not voted with respect to such matter. If a broker holding stock in "street name" does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as not voting with respect to such matter.


    The Board of Directors and management of the Company deem Proposal 1 described herein to be in the best interest of the Company and its shareholders and recommend that the shareholders approve such proposal. All directors and executive officers of the Company named in the table below intend to vote their shares of Common Stock in favor of such proposal.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

    The following table sets forth certain information as of November 12, 1997 with respect to all of the Company's voting shares owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission, directly or indirectly, by each shareholder known to the Company to own beneficially more than 5% of the outstanding shares of a class of voting securities of the Company, by each director, by each of the executive officers as required under Item 402(a)(3) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"), and by all current directors and executive officers of the Company and its subsidiaries as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Company if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within 60 days of November 17, 1997. As used herein "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

                                  COMMON STOCK

                                                                                   % OF TOTAL
                                                                                     VOTING
                                                    NO. OF SHARES                    CAPITAL
            DIRECTORS, OFFICERS AND 5%              BENEFICIALLY    % OF CLASS        STOCK
                   SHAREHOLDERS                         OWNED       OUTSTANDING   OUTSTANDING(1)
--------------------------------------------------  -------------   -----------   -------------
U. S. Trust Company of New York
114 West 47th Street
New York, NY 10036-1532...........................     1,667,100(2)        9.34%           7.93%
Frederick B. Bamber...............................        45,700(3)    *              *
David A. Boucher..................................       241,844(4)        1.35%           1.15%
George D. Potter, Jr..............................       125,662(5)    *              *
Rory J. Cowan.....................................        65,000(6)    *              *
Marcia J. Hooper..................................       --     (7)    *              *
Jaime W. Ellertson................................        14,100       *              *
Mark H. Cieplik(8)................................       --            *              *
Stephen J. Hill(9)................................       --            *              *
Michael L. Shanker(10)............................       --            *              *
Ed Koepfler(11)...................................       300,000           1.68%           1.43
G. Gordon M. Large(12)............................       --            *              *
Stanley C. Douglas(13)............................       --            *              *

       ALL CURRENT DIRECTORS AND EXECUTIVE
               OFFICERS AS A GROUP
--------------------------------------------------
All current directors and executive officers as a
group (10 persons)................................   542,306 (14)]         3.01%           2.56%


                            SERIES B PREFERRED STOCK


                                                                           NO. OF                        % OF TOTAL
                                                                           SHARES                      VOTING CAPITAL
                      DIRECTORS, OFFICERS AND 5%                        BENEFICIALLY    % OF CLASS          STOCK
                             SHAREHOLDERS                                  OWNED        OUTSTANDING    OUTSTANDING(1)
----------------------------------------------------------------------  ------------  ---------------  ---------------
Advent International Corporation
101 Federal Street
Boston, MA 02110......................................................      861,911(15)          100%          5.51%


                            SERIES C PREFERRED STOCK


                                                                           NO. OF                         % OF TOTAL
                                                                           SHARES                       VOTING CAPITAL
                      DIRECTORS, OFFICERS AND 5%                        BENEFICIALLY    % OF CLASS           STOCK
                             SHAREHOLDERS                                  OWNED        OUTSTANDING     OUTSTANDING(1)
----------------------------------------------------------------------  ------------  ---------------  -----------------
Auer & Co.(16)
P.O. Box 1107
Church Street Station
New York, NY 10008-1107...............................................    1,013,928            100%            9.64%(16)

                         6% CONVERTIBLE PREFERRED STOCK


                                                                                                          % OF TOTAL
                                                                       NO. OF SHARES                    VOTING CAPITAL
                     DIRECTORS, OFFICERS AND 5%                        BENEFICIALLY     % OF CLASS           STOCK
                            SHAREHOLDERS                                   OWNED        OUTSTANDING     OUTSTANDING(17)
--------------------------------------------------------------------  ---------------  -------------  -------------------
SIL Nominees Ltd....................................................         1,500           19.67%           --
Leonardo, L.P.......................................................           950(18)       12.46%           --
Olympus Securities, Ltd.............................................           550(19)        7.21%           --
The Tail Wind Fund Ltd..............................................           500            6.56%           --
Deere Park Capital Mgmt., Inc.......................................           500            6.56%           --
Lakeshore International Ltd.........................................           500            6.56%           --
Bruce Newberg.......................................................           500(20)        6.56%           --
Nelson Partners.....................................................           450(21)        5.90%           --
Ramius Fund, Ltd....................................................           400(22)        5.25%           --
Cappello Capital Corp...............................................           863(23)       14.46%           --


------------------------

  * Less than 1%.

 -- Indicates zero.

 (1) Determined by using a conversion ratio of 1.34375 for the Series B Preferred Stock, and a conversion ratio of 2 for the Series C Preferred Stock.

 (2) U.S. Trust has shared voting power over this amount. The Company has relied on information contained in Form 13G filed by U.S. Trust on February 20, 1997 in providing this information.


 (3) Includes 38,000 shares of Common Stock issuable upon exercise of certain options, which options are currently exercisable or become exercisable within the 60-day period after November 17, 1997.



 (4) Includes 10,000 shares of Common Stock issuable upon exercise of certain options, which options are currently exercisable or become exercisable within the 60-day period after November 17, 1997.



 (5) Includes 20,000 shares of Common Stock issuable upon exercise of certain options, which options are currently exercisable or become exercisable within the 60-day period after November 17, 1997.



 (6) Represents 55,000 shares of Common Stock issuable upon exercise of certain options, which options are currently exercisable or become exercisable within the 60-day period after November 17, 1997.



 (7) Does not include 861,911 shares of Series B Preferred Stock beneficially owned by Advent International Corporation, a corporation in which Ms. Hooper serves as Vice President.


 (8) Mr. Cieplik resigned from all positions with the Company, effective June 10, 1997.

 (9) Mr. Hill resigned from all positions with the Company, effective May 17, 1997.

(10) Mr. Shanker resigned from all positions with the Company, effective May 17, 1997.

(11) Mr. Koepfler resigned as an executive officer with the Company, effective November 15, 1996, and as a director, effective April 2, 1997.

(12) Mr. Large resigned from all positions with the Company, effective November 12, 1996.

(13) Mr. Douglas resigned from all positions with the Company, effective November 15, 1996.

(14) Includes an aggregate of 173,000 shares of Common Stock issuable upon exercise of options held by four directors and one officer, which options are currently exercisable or become exercisable within the 60-day period after November 17, 1997. Does not include any of the Series B Preferred Stock beneficially owned by Advent International Corporation, of which Ms. Marcia Hooper (a Director of the Company) serves as Vice President.


(15) Represents 861,911 shares of Series B Preferred Stock held by various limited partnerships of which Advent International Corporation is either the general partner or a general partner in limited partnerships which are the general partners in such various limited partnerships.


(16) Auer & Co. has no voting power over these shares. Each share of Series C Preferred Stock may be converted into four shares of Common Stock at any time. Upon conversion into Common Stock, each such shareholder shall be entitled to one vote for each share of Common Stock.



(17) Under the terms of the several 6% Convertible Preferred Stock Investment Agreements, the 6% Convertible Preferred Stock has no voting power, except
     (i) as to whether a consolidation or merger of the Company or a sale of all or substantially all of its assets will constitute a liquidation or winding-up of the Company for purposes of determining if such stock is entitled to its liquidation preference, or (ii) as provided by law. The 6% Convertible Preferred Stock has no right to vote on Proposal 1. The number of shares of Common Stock issuable upon conversion of the 6% Convertible Preferred Stock (including conversion of the 6% Convertible Preferred Stock issuable upon exercise of the related placement agent warrants) is not presently determinable. See PROPOSAL 1--APPROVAL OF 1997 PRIVATE PLACEMENT--SUMMARY OF TRANSACTION TERMS for a description of the terms upon which 6% Convertible Preferred Stock is convertible into shares of Common Stock.



(18) Mr. Michael L. Gordon serves as an officer in an entity which is an investment advisor to Leonardo, L.P., which holds of record 950 shares, as indicated above. This amount does not include 300 shares held of record by Raphael, L.P., 400 shares held of record by Ramius Fund, Ltd., 200 shares held of record by Hick Investments, Ltd., 75 shares held of record by G.A.M. Arbitrage Investments, Inc., and 75 shares held of record by A.G. Superfund International Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.



(19) Ms. Anne Dupuy serves as a director of Olympus Securities, Ltd., which holds of record 550 shares, as indicated above. This amount does not include 450 shares held of record by Nelson Partners, an entity in which Ms. Dupuy also serves as an officer.



(20) Mr. Newberg serves as trustee of the Bruce Newberg Trust (the "Trust"), which holds 500 shares of 6% Convertible Preferred Stock. Mr. Newberg has sole voting and investment power with respect to the 500 shares of 6% Convertible Preferred Stock held by the Trust.



(21) Ms. Ann Dupuy serves as an officer of Nelson Partners, which holds of record 450 shares, as indicated above. This amount does not include 550 shares held of record by Olympus Securities, Ltd., an entity of which Ms. Dupuy also serves as a director.



(22) Mr. Michael L. Gordon serves as an officer of an entity which is investment advisor to Ramius Fund, Ltd., which holds of record 400 shares, as indicated above. This amount does not include 950 shares held of record by Leonardo, L.P., 375 shares held of record by G.A.M. Arbitrage Investments, Inc., 300 shares held of record by Raphael, L.P., 200 shares held of record by Hick Investments, Ltd., and 75 shares held of record by A.G. Superfund International Partners, L.P., all of which have investment advisors in which Mr. Gordon also serves as an officer.

(23) Includes warrants to purchase 763 shares of 6% Convertible Preferred Stock issued to Cappello Capital Corp., the placement agent. These warrants are exercisable immediately, and have been assigned to principals of the placement agent and their family members. Also includes 50 shares held of record by Linda Cappello and 50 shares held of record by Gerald Cappello, officers in Cappello Capital Corp. Does not include 200 shares held of record by Laredo Capital Partners in which Lawrence K. Fleishman, an officer of Cappello Capital Corp., is a partner, and 100 shares held of record by NY-DBL Diamond Group, in which Mr. Fleishman also serves as partner.


                 PROPOSAL 1--APPROVAL OF 1997 PRIVATE PLACEMENT

INTRODUCTION


    In August, 1997 the Company received notification from Nasdaq that due to the Company's insufficient net tangible assets, the Company would be delisted from the Nasdaq National Market (the "National Market") unless it raised the necessary additional capital. Nasdaq rules require that the Company have net tangible assets in excess of $4 million. In August, 1997 the Company had a deficit of approximately $252,000. To raise sufficient funds to increase the Company's net tangible assets, and in turn maintain the Company's listing on the National Market, the Board of Directors completed the 1997 Private Placement of 6% Convertible Preferred Stock.


GENERAL


    As of September 30, 1997, the Company completed the 1997 Private Placement pursuant to which it received aggregate net proceeds of approximately $6.8 million (after cash fees to the placement agent and estimated transaction expenses of approximately $.8 million) from the issuance of shares of the Company's 6% Convertible Preferred Stock and related placement agent warrants. The securities issuances related to the 1997 Private Placement (including shares of Common Stock issuable upon the conversion of shares of 6% Convertible Preferred Stock, as dividends thereon and upon exercise of the placement agent warrants) are referred to as the "1997 Private Placement Issuances." All of the securities sold in the 1997 Private Placement Issuances were sold in private placements solely to accredited investors under the Securities Act.

    Under the 6% Convertible Preferred Stock Investment Agreement, if Proposal 1 is not approved by the shareholders, the Company must redeem, at a redemption price equal to 110% of the liquidation preference of the 6% Convertible Preferred Stock, the smallest number of shares which is sufficient in the Company's reasonable judgment such that following such redemption conversion of the remaining shares of 6% Convertible Preferred Stock would not constitute a breach of the Company's obligations under applicable Nasdaq rules. Those rules require the Company to seek shareholder approval for any issuance of Common Stock equal to 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of the stock. If any such redemption causes the Company to fail to meet National Market listing requirements, including the requirement that the Company have tangible net assets in excess of $4 million, the Company would be subject to delisting. If delisted from the National Market, the Company would attempt to become listed on another stock exchange where it is able to meet the listing requirements of such other exchange or to arrange for the Common Stock to be traded on the Nasdaq electronic bulletin board.

    The exact number of shares of Common Stock issuable as a result of the 1997 Private Placement Issuances cannot currently be determined because each component (i.e., the 6% Convertible Preferred Stock and the related placement agent warrants) is subject to adjustment mechanisms which cause the number of shares of Common Stock issuable to be dependent on future events, principally consisting of the future trading prices of the Common Stock, the conversion decisions of holders of the 6% Convertible Preferred Stock and related placement agent warrants, and whether the Company opts to pay dividends in cash or in additional 6% Convertible Preferred Stock. The number of shares of Common Stock issuable as a result of the 1997 Private Placement Issuances will, generally, vary inversely with the market price of the Common Stock. Depending on the market price of the Common Stock and the timing of conversion of 6% Convertible Preferred Stock and related placement agent warrants, the conversion of 6% Convertible Preferred Stock and related placement agent warrants could require the issuance of more than 20% of the Company's Common Stock.


    The Company intends to use the proceeds raised in the 1997 Private Placement primarily to maintain net worth requirements for continued listing on the National Market. However, a portion of the proceeds may be used, in the discretion of the Board of Directors, to prevent dilution to the Common Shareholders as a result of the conversion of 6% Convertible Preferred Stock or the payment of dividends on the 6% Convertible Preferred Stock in the form of additional shares of 6% Convertible Preferred Stock or for ongoing working capital. The Company has also agreed to reserve $1 million from the proceeds for a period of 18 months in order to fund its exercise of the Green Floor as described below.


SUMMARY OF TRANSACTION TERMS


    Set forth below is a summary of the material terms of the 1997 Private Placement Issuances, which summary is qualified by reference to the full text of the underlying documents which are attached as exhibits to this proxy statement.


    6% CONVERTIBLE PREFERRED STOCK PLACEMENT. Pursuant to the terms of the several 6% Convertible Preferred Stock Investment Agreements, each dated as of September 30, 1997 (collectively, the "6% Convertible Preferred Stock Investment Agreements"), the Company issued and sold in a private placement to certain accredited investors for $1,000 per share an aggregate of 7,625 restricted shares of a newly-established series of preferred stock, designated as 6% Convertible Preferred Stock, resulting in gross proceeds to the Company of approximately $7.6 million in the aggregate.

    Each share of 6% Convertible Preferred Stock is entitled to receive dividends, payable annually on September 30 of each year, when and as declared by the Company's Board of Directors, at the rate of 6% per annum in preference to any payment made on any shares of Common Stock or any other class or series of capital stock of the Company other than the Series C Preferred Stock, which has rights to dividends PARI PASSU with the 6% Convertible Preferred Stock. Such dividends accrue from day to day whether or not earned or declared. Any dividend payable after the date of issuance of the 6% Convertible Preferred Stock may be paid (i) in additional shares of 6% Convertible Preferred Stock valued at $1,000 per share, or (ii) upon proper notice, in cash. Each share of 6% Convertible Preferred Stock is also entitled to a liquidation preference of $1,000 per share, plus any accrued but unpaid dividends and any amounts owing as a result of a failure by the Company to file an effective registration statement within the prescribed period (see discussion below), in preference to any other class or series of capital stock of the Company. Except to determine whether such stock is entitled to its liquidation preference under certain circumstances, and as provided by applicable law, holders of shares of 6% Convertible Preferred Stock have no voting rights.



    Commencing December 29, 1997, at least 10% and up to 25% (depending upon the price at which the Common Stock is trading) of the number of shares of 6% Convertible Preferred Stock held of record by each holder on such day will become convertible into shares of Common Stock, and thereafter on the same day in successive months additional shares of 6% Convertible Preferred Stock will become convertible (with the additional amount varying from 10% to 25% of the number of shares of 6% Convertible Preferred Stock held of record by such holder on such day depending upon the price at which the Common Stock is trading), except that in any month in which the highest of daily low trading prices of the Common Stock is $2.50 or less, not more than 10% of each holder's shares of 6% Convertible Preferred Stock held of record on such day will be convertible. On September 30, 2002, all outstanding shares of 6% Convertible Preferred Stock will automatically be converted into Common Stock.



    The number of shares of Common Stock issuable upon conversion of shares of 6% Convertible Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price as of any date during the seven-month period following the date of issuance is $5.50. The Conversion Price as of any date after the seven-month period following the date of issuance and before the first day of the sixteenth month after the date of issuance will be the lowest trading price of the Common Stock during the 22 consecutive trading days immediately preceding the date of conversion reduced by the Applicable Percentage described below, except that the Conversion Price will not be less than $1.50 prior to the first day of the thirteenth month after the date of issuance. The "Applicable Percentage" is dependent upon the time elapsed after the date of issuance to the date of measurement, being 9.8% starting on the first day of the eighth month and increasing in the subsequent four months to 11.1%, 12.4%, 13.7% and 15%, respectively. At any date after the first day of the sixteenth month after the date of issuance, the Conversion Price will be the lesser of (i) 85% of the average low daily trading price of the Common Stock for all the trading days during the 12th through 15th month (but in no event less than $2.8126), or (ii) 85% of the average low daily trading price of the Common Stock during the 22 consecutive trading days immediately preceding the date of conversion (the "Conversion Cap"). The Conversion Price is at all times also subject to customary anti-dilution adjustment for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. All of the then outstanding shares of 6% Convertible Preferred Stock will automatically be converted into shares of Common Stock at the then applicable Conversion Price on the fifth anniversary of the date of original issuance. No holder of 6% Convertible Preferred Stock will be entitled to convert any share of 6% Convertible Preferred Stock into shares of Common Stock if, following such conversion, the holder and its affiliates (within the meaning of the Exchange
Act) will be the beneficial owners (as defined in Rule 13d-3 under the Exchange
Act) of 10% or more of the outstanding shares of Common Stock.

    In addition, following conversion of the 6% Convertible Preferred Stock into shares of Common Stock, the holders of such shares of Common Stock have agreed to be limited on resales of such shares on any trading day to the greatest of:
(i) 10% of the average daily trading volume of the Common Stock for the five trading days preceding any such sale; (ii) 12,000 shares; or (iii) 10% of the trading volume of the Common Stock on the date of any such sale. Further, the Company has the right, upon proper notice, if the Conversion Price falls below $3.00 (or such other price as is set by the Company upon proper notice), and subject to certain other conditions, to honor any conversion request by a cash payment in lieu of the issuance of Common Stock in an amount equal to the proceeds which would otherwise have been received by the holder if conversion were in fact made into Common Stock and such Common Stock were sold at the high trade price on the trading day immediately preceding the date that the conversion notice is received (the "Green Floor").


    The Company is not obligated to issue, in the aggregate, more than 3,150,000 shares of Common Stock if issuance of a larger number of shares would constitute a breach of the Rules or Designation Criteria of the Nasdaq Stock Market (the "Nasdaq Rules"), including the shareholder approval rules described above. If shareholder approval is not received prior to December 31, 1997, the Company will be obligated to redeem on or before January 15, 1998, at a premium price, a sufficient number of shares of 6% Convertible Preferred Stock which, in its reasonable judgment, will permit conversion of the remaining shares of 6% Convertible Preferred Stock without breaching the Nasdaq Rules. Any delay in payment will cause such redemption amount to accrue interest at the rate of 0.1% per day until paid. Subject to this requirement to effect a special redemption of the 6% Convertible Preferred Stock, if the issuance of Common Stock upon conversion of any shares of 6% Convertible Preferred Stock would constitute a breach of the Nasdaq Rules, then the Company has agreed to exercise the Green Floor with respect to such issuance. Pursuant to its agreement with Nasdaq, the Company will reserve $1 million from the 1997 Private Placement proceeds for a period of 18 months to be used solely for the purpose of funding the exercise of the Green Floor, but there is no other restriction on the Company's use of such proceeds. There is no assurance that the proceeds of the 1997 Private Placement Issuances will be available to fund any required cash redemption of 6% Convertible Preferred Stock or exercise of the Green Floor or that the $1 million reserved by the Company will be sufficient to fund the exercise of the Green Floor.


    The Company has agreed to register the shares of Common Stock issuable upon conversion of the 6% Convertible Preferred Stock, including shares payable as dividends thereon, and shares issuable upon exercise of the related placement agent warrants, for resale under the Securities Act no later than December 29, 1997. Any delay in having the related registration statement declared effective by the Commission beyond the applicable period, or any unavailability to the holders of the 6% Convertible Preferred Stock of a current prospectus after such period, will require the Company to pay to the holders, in cash, 3% of the total purchase price of the 6% Convertible Preferred Stock, or $228,750 in the aggregate, for each 30-day period of the delay (pro rated for any shorter period).


    PLACEMENT AGENT COMPENSATION. The placement agent for the 1997 Private Placement Issuances was Cappello Capital Corp. In consideration for placing such securities, the placement agent received aggregate cash compensation of 8.7% of the gross proceeds received by the Company, or $663,375. Further, the Company also agreed to issue to the placement agent 6% Convertible Preferred Stock warrants to acquire an aggregate of 763 shares of 6% Convertible Preferred Stock for an exercise price of $1,000 per share (subject to the same anti-dilution protections as are applicable to the 6% Convertible Preferred Stock). Such warrants are exercisable for a period of five years for shares of 6% Convertible Preferred Stock. The Company is obligated to register the shares of Common Stock issuable upon exercise and conversion of the placement agent warrants for resale under the Securities Act. The placement agent will retain its compensation whether or not the required shareholder approval is obtained for Proposal 1.

             EFFECT ON OUTSTANDING COMMON STOCK AND PREFERRED STOCK


    The issuance of Common Stock upon the conversion of the 6% Convertible Preferred Stock will have no effect on the rights or privileges of existing holders of Common Stock or Preferred Stock except that the economic interests and voting rights of each shareholder will be diluted as a result of such issuance. Further, prior to conversion, holders of the 6% Convertible Preferred Stock will be entitled to receive dividends and distributions upon a liquidation of the Company in preference to claims of holders of the Common Stock and Series B Preferred Stock and PARI PASSU with claims of holders of the Series C Preferred Stock.



    As noted above, the exact number of shares of Common Stock issuable upon conversion of the 6% Convertible Preferred Stock cannot currently be determined but such issuances will vary inversely with the market price of the Common Stock, and such shares will be issued at a discount which increases to 15% if 6% Convertible Preferred Stock is held through the last day of the 12th month after issuance. The current holders of Common Stock and Preferred Stock will be diluted by issuances of Common Stock upon conversion of the 6% Convertible Preferred Stock to an extent that depends on the future market price of the Common Stock, the timing of conversions of 6% Convertible Preferred Stock and exercise of the related placement agent warrants, and whether the Company opts to pay dividends in cash or in additional shares of 6% Convertible Preferred Stock. The potential effects of any such dilution on the existing shareholders of the Company include (i) the possible right of the holders of 6% Convertible Preferred Stock to control the Company and elect its Board of Directors and (ii) the significant diminution of the current shareholders' economic and voting interests in the Company.


                                 OTHER MATTERS

    Management does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.


    This solicitation has been made by the Company. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and other employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard. The Company has retained Corporate Invester Communications, Inc. of 111 Commerce Road, Carlstadt NJ 07072-2856 to assist in the solicitation of proxies for an estimated cost of $2,000 plus reasonable out-of-pocket expenses.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

    Any shareholder desiring to present a proposal for consideration at the Company's 1998 annual meeting of shareholders and included in the Company's proxy statement, must submit the proposal to the Company so that it is received at the executive offices of the Company not later than March 21, 1998. Any shareholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

                                          By Order of the Board of Directors,
                                          Craig Newfield, CLERK


November 21, 1997


THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                             INTERLEAF, INC.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) Jaime W. Ellertson and Craig Newfield, or either or them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of capital stock of Interleaf, Inc. held of record by the undersigned on November 17, 1997, at the Special Meeting of Shareholders to be held on December 17, 1997, or any adjournment thereof.

    The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

===============================================================================
PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
Please sign this proxy exactly as your name appears on the books of
Interleaf, Inc.  Joint owners should each sign personally.  Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
===============================================================================

/x/  PLEASE MARK VOTES AS IN THIS EXAMPLE

1) To approve the 1997 Private Placement and the 1997 Private Placement Issuances, as described in the Company's Proxy Statement dated November 21, 1997.

     / /  For               / /  Against            / /  Abstain


2) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


   Please be sure to sign and date this Proxy.    Date
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   Shareholder sign here                          Co-owner sign here